SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                            (Amendment No._______ )*

                              Raster Graphics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   007539 07 1
--------------------------------------------------------------------------------

                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement.[ ]. (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 17 Pages
                       Exhibit Index Contained on Page 14

-----------------------------                   --------------------------------
CUSIP NO. 0007539071                 13G            Page 2 of 17  Pages
-----------------------------                   --------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Kleiner Perkins Caufield & Byers IV, a California
                         Limited Partnership ("KPCB IV")
                         94-3001663
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]   (b)  [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership
--------------------------------------------------------------------------------
                                   5         SOLE VOTING POWER
              NUMBER OF                                                   - 0 -
               SHARES            -----------------------------------------------
            BENEFICIALLY           6         SHARED VOTING POWER
            OWNED BY EACH                                               629,840
              REPORTING          -----------------------------------------------
               PERSON              7         SOLE DISPOSITIVE POWER
                WITH                                                      - 0 -
                                 -----------------------------------------------
                                   8         SHARED DISPOSITIVE POWER
                                                                        629,840
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        629,840
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           7.0%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                   --------------------------------
CUSIP NO. 0007539071                 13G               Page 3 of 17 Pages
-----------------------------                   --------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      KPCB IV Associates, a California Limited Partnership 94-3001662
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership
--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
              NUMBER OF                                                   - 0 -
               SHARES
            BENEFICIALLY              ------------------------------------------
            OWNED BY EACH               6         SHARED  VOTING  POWER  653,519
              REPORTING                           shares  of which  629,840  are
               PERSON                             directly  owned by KPCB IV and
                WITH                              23,679 are  directly  owned by
                                                  KPCB  Zaibatsu Fund I, L.P., a
                                                  California limited partnership
                                                  ("KPCB    ZFI").    KPCB    IV
                                                  Associates   is  the   general
                                                  partner  of KPCB  IV and  KPCB
                                                  ZFI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                          - 0 -
                                      ------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  653,519    shares   of   which
                                                  629,810 are directly  owned by
                                                  KPCB   IV   and   23,679   are
                                                  directly  owned  by KPCB  ZFI.
                                                  KPCB  IV   Associates  is  the
                                                  general partner of KPCB IV and
                                                  KPCB ZFI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        653,519
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.3%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                   --------------------------------
CUSIP NO. 0007539071                 13G               Page 4 of 17 Pages
-----------------------------                   --------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Thomas J. Perkins
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER     - 0 -
              NUMBER OF
               SHARES
            BENEFICIALLY              ------------------------------------------
            OWNED BY EACH               6         SHARED  VOTING  POWER  653,519
              REPORTING                           shares  of which  629,840  are
               PERSON                             directly  owned by KPCB IV and
                WITH                              23,679 are  directly  owned by
                                                  KPCB  Zaibatsu Fund I, L.P., a
                                                  California limited partnership
                                                  ("KPCB    ZFI").    KPCB    IV
                                                  Associates   is  the   general
                                                  partner  of KPCB  IV and  KPCB
                                                  ZFI. Mr.  Perkins is a general
                                                  partner of KPCB IV Associates.
                                                  Mr.     Perkins      disclaims
                                                  beneficial  ownership  of  the
                                                  shares  held  directly by KPCB
                                                  IV and KPCB ZFI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER   - 0 -
                                      ------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  653,519    shares   of   which
                                                  629,840 are directly  owned by
                                                  KPCB   IV   and   23,679   are
                                                  directly  owned  by KPCB  ZFI.
                                                  KPCB  IV   Associates  is  the
                                                  general partner of KPCB IV and
                                                  KPCB  ZFI.  Mr.  Perkins  is a
                                                  general  partner  of  KPCB  IV
                                                  Associates.     Mr.    Perkins
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB IV and KPCB ZFI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          653,519
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           7.3%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                   --------------------------------
CUSIP NO. 0007539071                 13G               Page 5 of 17 Pages
-----------------------------                   --------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Frank J. Caufield
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER       - 0 -
              NUMBER OF
               SHARES                 ------------------------------------------
            BENEFICIALLY                6         SHARED  VOTING  POWER  653,519
            OWNED BY EACH                         shares  of which  629,840  are
              REPORTING                           directly  owned by KPCB IV and
               PERSON                             23,679 are  directly  owned by
                WITH                              KPCB  Zaibatsu Fund I, L.P., a
                                                  California limited partnership
                                                  ("KPCB    ZFI").    KPCB    IV
                                                  Associates   is  the   general
                                                  partner  of KPCB  IV and  KPCB
                                                  ZFI. Mr. Caufield is a general
                                                  partner of KPCB IV Associates.
                                                  Mr.     Caufield     disclaims
                                                  beneficial  ownership  of  the
                                                  shares  held  directly by KPCB
                                                  IV and KPCB ZFI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER  - 0 -
                                      ------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  653,519    shares   of   which
                                                  629,840 are directly  owned by
                                                  KPCB   IV   and   23,679   are
                                                  directly  owned  by KPCB  ZFI.
                                                  KPCB  IV   Associates  is  the
                                                  general partner of KPCB IV and
                                                  KPCB ZFI.  Mr.  Caufield  is a
                                                  general  partner  of  KPCB  IV
                                                  Associates.    Mr.    Caufield
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB IV and KPCB ZFI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           653,519
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           7.3%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                   --------------------------------
CUSIP NO. 0007539071                 13G               Page 6 of 17 Pages
-----------------------------                   --------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Brook H. Byers
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER      - 0 -
              NUMBER OF
               SHARES
            BENEFICIALLY              ------------------------------------------
            OWNED BY EACH               6         SHARED  VOTING  POWER  653,519
              REPORTING                           shares  of which  629,840  are
               PERSON                             directly  owned by KPCB IV and
                WITH                              23,679 are  directly  owned by
                                                  KPCB  Zaibatsu Fund I, L.P., a
                                                  California limited partnership
                                                  ("KPCB    ZFI").    KPCB    IV
                                                  Associates   is  the   general
                                                  partner  of KPCB  IV and  KPCB
                                                  ZFI.  Mr.  Byers is a  general
                                                  partner of KPCB IV Associates.
                                                  Mr. Byers disclaims beneficial
                                                  ownership  of the shares  held
                                                  directly  by KPCB IV and  KPCB
                                                  ZFI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER  - 0 -
                                      ------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  653,519    shares   of   which
                                                  629,840 are directly  owned by
                                                  KPCB   IV   and   23,679   are
                                                  directly  owned  by KPCB  ZFI.
                                                  KPCB  IV   Associates  is  the
                                                  general partner of KPCB IV and
                                                  KPCB  ZFI.   Mr.  Byers  is  a
                                                  general  partner  of  KPCB  IV
                                                  Associates.      Mr.     Byers
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB IV and KPCB ZFI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           653,519
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           7.3%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                  ---------------------------------
CUSIP NO. 0007539071                13G               Page 7 of 17 Pages
-----------------------------                  ---------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      L. John Doerr
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER       - 0 -
              NUMBER OF
               SHARES
            BENEFICIALLY              ------------------------------------------
            OWNED BY EACH               6         SHARED  VOTING  POWER  653,519
              REPORTING                           shares  of which  629,840  are
               PERSON                             directly  owned by KPCB IV and
                WITH                              23,679 are  directly  owned by
                                                  KPCB  Zaibatsu Fund I, L.P., a
                                                  California limited partnership
                                                  ("KPCB    ZFI").    KPCB    IV
                                                  Associates   is  the   general
                                                  partner  of KPCB  IV and  KPCB
                                                  ZFI.  Mr.  Doerr is a  general
                                                  partner of KPCB IV Associates.
                                                  Mr. Doerr disclaims beneficial
                                                  ownership  of the shares  held
                                                  directly  by KPCB IV and  KPCB
                                                  ZFI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER  - 0 -
                                      ------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  653,519    shares   of   which
                                                  629,840 are directly  owned by
                                                  KPCB   IV   and   23,679   are
                                                  directly  owned  by KPCB  ZFI.
                                                  KPCB  IV   Associates  is  the
                                                  general partner of KPCB IV and
                                                  KPCB  ZFI.   Mr.  Doerr  is  a
                                                  general  partner  of  KPCB  IV
                                                  Associates.      Mr.     Doerr
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB IV and KPCB ZFI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           653,519
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           7.3%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                   --------------------------------
CUSIP NO. 0007539071                 13G               Page 8 of 17 Pages
-----------------------------                   --------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      E. Floyd Kvamme
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER       - 0 -
              NUMBER OF
               SHARES
            BENEFICIALLY              ------------------------------------------
            OWNED BY EACH               6         SHARED  VOTING  POWER  653,519
              REPORTING                           shares  of which  629,840  are
               PERSON                             directly  owned by KPCB IV and
                WITH                              23,679 are  directly  owned by
                                                  KPCB  Zaibatsu Fund I, L.P., a
                                                  California limited partnership
                                                  ("KPCB    ZFI").    KPCB    IV
                                                  Associates   is  the   general
                                                  partner  of KPCB  IV and  KPCB
                                                  ZFI.  Mr.  Kvamme is a general
                                                  partner of KPCB IV Associates.
                                                  Mr.      Kvamme      disclaims
                                                  beneficial  ownership  of  the
                                                  shares  held  directly by KPCB
                                                  IV and KPCB ZFI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER   - 0 -
                                      ------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  653,519    shares   of   which
                                                  629,840 are directly  owned by
                                                  KPCB   IV   and   23,679   are
                                                  directly  owned  by KPCB  ZFI.
                                                  KPCB  IV   Associates  is  the
                                                  general partner of KPCB IV and
                                                  KPCB  ZFI.  Mr.  Kvamme  is  a
                                                  general  partner  of  KPCB  IV
                                                  Associates.     Mr.     Kvamme
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB IV and KPCB ZFI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           653,519
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                     [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           7.3%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   -------------------------------
CUSIP NO. 0007539071                  13G               Page 9 of 17 Pages
------------------------------                   -------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Regis McKenna
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER       - 0 -
              NUMBER OF
               SHARES
            BENEFICIALLY              ------------------------------------------
            OWNED BY EACH               6         SHARED  VOTING  POWER  653,519
              REPORTING                           shares  of which  629,840  are
               PERSON                             directly  owned by KPCB IV and
                WITH                              23,679 are  directly  owned by
                                                  KPCB  Zaibatsu Fund I, L.P., a
                                                  California limited partnership
                                                  ("KPCB    ZFI").    KPCB    IV
                                                  Associates   is  the   general
                                                  partner  of KPCB  IV and  KPCB
                                                  ZFI. Mr.  McKenna is a general
                                                  partner of KPCB IV Associates.
                                                  Mr.     McKenna      disclaims
                                                  beneficial  ownership  of  the
                                                  shares  held  directly by KPCB
                                                  IV and KPCB ZFI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER   - 0 -
                                      ------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  653,519    shares   of   which
                                                  629,840 are directly  owned by
                                                  KPCB   IV   and   23,679   are
                                                  directly  owned  by KPCB  ZFI.
                                                  KPCB  IV   Associates  is  the
                                                  general partner of KPCB IV and
                                                  KPCB  ZFI.  Mr.  McKenna  is a
                                                  general  partner  of  KPCB  IV
                                                  Associates.     Mr.    McKenna
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB IV and KPCB ZFI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           653,519
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           7.3%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                   --------------------------------
CUSIP NO. 0007539071                 13G               Page 10 of 17 Pages
-----------------------------                   --------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Vinod Khosla
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER       - 0 -
              NUMBER OF
               SHARES
            BENEFICIALLY              ------------------------------------------
            OWNED BY EACH               6         SHARED  VOTING  POWER  653,519
              REPORTING                           shares  of which  629,840  are
               PERSON                             directly  owned by KPCB IV and
                WITH                              23,679 are  directly  owned by
                                                  KPCB  Zaibatsu Fund I, L.P., a
                                                  California limited partnership
                                                  ("KPCB    ZFI").    KPCB    IV
                                                  Associates   is  the   general
                                                  partner  of KPCB  IV and  KPCB
                                                  ZFI.  Mr.  Khosla is a general
                                                  partner of KPCB IV Associates.
                                                  Mr.      Khosla      disclaims
                                                  beneficial  ownership  of  the
                                                  shares  held  directly by KPCB
                                                  IV and KPCB ZFI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER  - 0 -
                                      ------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  653,519    shares   of   which
                                                  629,840 are directly  owned by
                                                  KPCB   IV   and   23,679   are
                                                  directly  owned  by KPCB  ZFI.
                                                  KPCB  IV   Associates  is  the
                                                  general partner of KPCB IV and
                                                  KPCB  ZFI.  Mr.  Khosla  is  a
                                                  general  partner  of  KPCB  IV
                                                  Associates.     Mr.     Khosla
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB IV and KPCB ZFI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           653,519
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           7.3%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER
                  --------------

                  Raster Graphics, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  -----------------------------------------------

                  3025 Orchard Parkway
                  San Jose, CA 95134

ITEM 2(A)-(C).    NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING
                  -----------------------------------------------

                  This statement is being filed by KPCB IV Associates, a California Limited Partnership ("KPCB IV Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB IV Associates are set forth on Exhibit B hereto.

                  KPCB IV Associates is general partner to Kleiner Perkins Caufield & Byers IV, a California limited partnership ("KPCB IV") and KPCB Zaibatsu Fund I, L.P., a California limited partnership ("KPCB ZFI"). With respect to KPCB IV Associates and the general partners of KPCB IV Associates, this statement relates only to KPCB IV Associates' indirect, beneficial ownership of shares of Common Stock of Raster Graphics, Inc. (the "Shares"). The Shares have been purchased by KPCB IV and KPCB ZFI, and KPCB IV Associates and the general partners of KPCB IV Associates do not directly or otherwise hold any Shares. Management of the business affairs of KPCB IV Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB IV Associates listed on Exhibit B hereto, each general partner of whom disclaims beneficial ownership of the Shares.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                    ---------------------------------------------

                  Common Stock
                  CUSIP # 0007539071

ITEM 3.           Not Applicable
                  --------------

ITEM 4.           OWNERSHIP
                  ---------

                  See Rows 5-11 of cover pages.

ITEM 5.           OWNERSHIP OF MORE THAN FIVE PERCENT OF LESS OF A
                  ------------------------------------------------
                  CLASS.
                  ------

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ------------------------------------------------
                  ANOTHER PERSON.
                  ---------------

                  Under   certain   circumstances   set  forth  in  the  limited
                  partnership agreements of KPCB IV, KPCB ZFI and KPCB IV Associates, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds from the sale of shares of Common Stock of Raster Graphics, Inc. owned by each such entity. No such partner's rights relate to more than five percent of the class.

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
                  ---------------------------------------------------
                  WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
                  ------------------------------------------------
                  THE PARENT HOLDING COMPANY.
                  ---------------------------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                  ---------------------------------------------------
                  GROUP.
                  ------

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  -------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION.
                  --------------

                  Not applicable.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997

                               KPCB IV ASSOCIATES, A CALIFORNIA
                               LIMITED PARTNERSHIP

                               By:_________________________________
                                  A General Partner


                               THOMAS J. PERKINS
                               FRANK J. CAUFIELD
                               BROOK H. BYERS
                               E. FLOYD KVAMME
                               L. JOHN DOERR
                               REGIS McKENNA
                               VINOD KHOSLA

                               By:__________________________________
                                  Michael S. Curry
                                  Attorney-in-Fact


                               KLEINER PERKINS CAUFIELD & BYERS
                               IV, A CALIFORNIA LIMITED
                               PARTNERSHIP

                               By KPCB IV Associates, a California
                               Limited Partnership, its General Partner


                               By:___________________________________
                                  A General Partner

                                  EXHIBIT INDEX
                                  -------------


                                                                Found on
                                                              Sequentially
Exhibit                                                       Numbered Page
-------                                                       -------------

Exhibit A:  Agreement of Joint Filing                              15

Exhibit B:  List of General Partners of KPCB IV Associates         16

                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 1997, containing the information required by Schedule 13G, for the 653,519 Shares of the Common Stock of Raster Graphics, Inc. held by Kleiner Perkins Caufield & Byers IV, a California Limited Partnership and KPCB Zaibatsu Fund I, L.P., a California Limited Partnership.

Date:  February 13, 1997       KPCB IV ASSOCIATES, A CALIFORNIA
                               LIMITED PARTNERSHIP


                               By:______________________________
                                  A General Partner


                               THOMAS J. PERKINS
                               FRANK J. CAUFIELD
                               BROOK H. BYERS
                               E. FLOYD KVAMME
                               L. JOHN DOERR
                               REGIS McKENNA
                               VINOD KHOSLA


                               By:______________________________
                                  Michael S. Curry
                                  Attorney-in-Fact


                               KLEINER PERKINS CAUFIELD & BYERS
                               IV, A CALIFORNIA LIMITED
                               PARTNERSHIP

                               By KPCB IV Associates, a California
                               Limited Partnership, its General Partner


                               By:________________________________
                                  A General Partner

                                    EXHIBIT B
                                    ---------

                               General Partners of
              KPCB IV Associates, a California limited partnership
              ----------------------------------------------------


                  Set forth below, with respect to each general partner of KPCB IV Associates, is the following: (a) name; (b) business address and (c) citizenship.

1.       (a)      Thomas J. Perkins
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

2.       (a)      Frank J. Caufield
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

3.       (a)      Brook H. Byers
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

4.       (a)      E. Floyd Kvamme
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

5.       (a)      L. John Doerr
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

6.       (a)      Regis McKenna
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen


7.       (a)      Vinod Khosla
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen